UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
December 24, 2015

 bebe stores, inc.
(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
400 Valley Drive
Brisbane, CA 94005
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 24, 2015, bebe stores, inc. (the "Company") received a notice from The Nasdaq Stock Market ("Nasdaq") that the Company is not in compliance with Nasdaq's Listing Rule 5450(a)(1) as the minimum bid price of the Company's common stock has been below $1.00 per share for 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of Company's common stock on the Nasdaq under the symbol "BEBE".

The Company has 180 days, or until June 21, 2016, to achieve compliance with the minimum bid price requirement. To regain compliance, the minimum bid price of the Company's common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day grace period. The Company's failure to regain compliance during this period could result in delisting.

In anticipation of a noncompliance letter from Nasdaq, the Company held its annual shareholder meeting on December 15, 2015, wherein the shareholders approved to amend the Company's Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-10, and (ii) to adjust and proportionately decrease the number of authorized shares of our common stock, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, but not later than December 15, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 30, 2015.

bebe stores, inc.

/s/ Gary Bosch
Gary Bosch, Vice President, General Counsel & Corporate Secretary